As filed with the Securities and Exchange Commission on August 8, 2003	Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

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TARGETED GENETICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

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Washington (State or Other Jurisdiction of Incorporation or Organization	91-1549568 (I.R.S. Employer Identification Number)

1100 Olive Way, Suite 100
Seattle, WA 98101
(206) 623-7612
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

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H. Stewart Parker
President and Chief Executive Officer
Targeted Genetics Corporation
1100 Olive Way, Suite 100
Seattle, WA 98101
(206) 623-7612
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

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Copies to:
Christopher J. Barry, Esq. Kimberley R. Anderson, Esq. Dorsey & Whitney LLP 1420 Fifth Avenue, Suite 3400 Seattle, WA 98101 (206) 903-8800	Jonathan K. Wright, Esq. General Counsel Targeted Genetics Corporation 1100 Olive Way, Suite 100 Seattle, WA 98101 (206) 623-7612

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        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

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        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01	11,600,000 shares	$1.77	$20,532,000	$1,661.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices of the common stock on August 5, 2003 as as quoted on the NASDAQ SmallCap Market.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until a registration statement covering these securities is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 8, 2003

Prospectus

TARGETED GENETICS CORPORATION

11,600,000 SHARES OF COMMON STOCK

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        We may sell from time to time up to 11,600,000 shares of the common stock offered by this prospectus. We will describe the specific terms and amounts of the common stock offered in a prospectus supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is quoted on the NASDAQ SmallCap Market under the symbol “TGEN.” The reported last sales price of our common stock on August 6, 2003 was $1.71 per share.

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        Investing in our common stock involves risks. See “Risk Factors” on page 5.

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        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is _________, 2003

TABLE OF CONTENTS

Page

About This Prospectus	3
Targeted Genetics Corporation	3
Risk Factors	5
Plan of Distribution	12
Special Note Regarding Forward-Looking Statements	14
Where You Can Find More Information	14
Legal Matters	15
Experts	15

ABOUT THIS PROSPECTUS

        This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. Each time we sell our common stock under this prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, we may update or supplement any prospectus supplement relating to a particular offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information about Targeted Genetics to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

        You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of common stock.

        This prospectus and any prospectus supplement is an offer to sell and a solicitation of an offer to buy the securities offered by this prospectus and any prospectus supplement only in jurisdictions where the offer or sale is permitted.

TARGETED GENETICS CORPORATION

        This summary does not contain all the information about Targeted Genetics Corporation that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be a part of this prospectus.

        Targeted Genetics Corporation develops gene therapy products and technologies for treating both acquired and inherited diseases. Our gene therapy product candidates are designed to treat disease by regulating cellular function at a genetic level. This involves inserting genes into target cells and activating the inserted gene in a manner that provides the desired effect. We have assembled a broad base of proprietary intellectual property that we believe gives us the potential to address the significant diseases that are the primary focus of our business. Our proprietary intellectual property includes genes, methods of transferring genes into cells, processes to manufacture gene delivery product candidates and other proprietary technologies and processes. In addition, we have established expertise and development capabilities focused in the areas of preclinical research and biology, manufacturing and manufacturing process scale-up, quality control, quality assurance, regulatory affairs and clinical trial design and implementation. We believe that our focus and expertise will enable us to develop products based on our proprietary intellectual property.

        Gene therapy products involve the use of delivery vehicles, called vectors, to insert genetic material into target cells. Our proprietary vector technologies include both viral vector technologies and synthetic vector technologies. Our viral vector development activities, which use modified viruses to deliver genes into cells, focus primarily on adeno-associated virus, or AAV, a common human virus that has not been associated with any human disease or illness. We believe that AAV provides a number of safety and gene delivery advantages over other viruses for several of our potential gene therapy products. Our synthetic vectors deliver genes into cells using lipids, which are fatty, water-insoluble organic substances that can be absorbed through cell membranes. We believe that synthetic vectors may provide a number of gene delivery advantages for repeated, efficient delivery of therapeutic genes into rapidly dividing cells, such as certain types of tumor cells. We believe that possessing capabilities in both viral and synthetic approaches provides advantages in our corporate partnering efforts and increases the probability of our potential products reaching the market.

        We have an AAV-based product candidate under development for treating cystic fibrosis that has been evaluated in a Phase II clinical trial. In June 2003, we announced the final results of this Phase II trial. The final data indicate that our cystic fibrosis product candidate met safety and tolerability targets in this repeat dosing trial. In addition, the final data from the Phase II trial indicate statistically significant improvement in lung function, decreases in levels of inflammatory cytokines and transfer of the correct genes into cells of the lung. In July 2003, we initiated a larger confirmatory Phase II clinical trial for this cystic fibrosis product candidate. This trial is being conducted in collaboration with the Cystic Fibrosis Foundation, or CF Foundation. We also are developing an AAV-based vaccine candidate for high-risk populations to protect against the progression of HIV infection to AIDS in partnership with the International Aids Vaccine Initiative, or IAVI, a public health organization. In June 2003, we announced preclinical results that support commencement of initial clinical trials in humans of our AIDS vaccine. We expect to begin initial clinical trials of our AIDS vaccine product candidate by the end of 2003. In the first half of 2003, we announced preclinical results that support commencement of a Phase I clinical trial for our AAV-based arthritis product candidate. We expect to submit regulatory filings in the second half of 2003 to support a Phase I clinical trial of our rheumatoid arthritis product candidate.

        We also have a pipeline of product candidates focused on treating cancer and hemophilia. During 2002, we restructured our operations to concentrate resources on key product development programs and business development activities. In connection with these operational changes, we suspended further clinical development of our cancer and hemophilia programs until we can find development partners to help fund development costs or find other sources of funding for the programs. We have focused our efforts on advancing the clinical development of our product candidate to treat cystic fibrosis and on initiating clinical trials of our product development candidates to treat arthritis and AIDS.

        We believe that our successes in assembling a broad platform of proprietary intellectual property for developing and manufacturing potential products supports our potential to develop and manufacture gene therapy product candidates to treat a range of diseases. We have developed processes to manufacture our potential products, and the products of third parties, at a scale amenable to clinical development and expandable to large-scale production for advancing our potential products to clinical evaluation and commercialization. In March 2003, we entered into our first manufacturing services agreement, under which we are conducting initial feasibility studies regarding the potential manufacturing of clinical-grade biologic materials for a third-party biotechnology company.

        A wide range of diseases may potentially be treated with gene-based products, including cancer, genetic diseases and infectious diseases. We believe that there is also a significant opportunity to treat diseases currently treated with proteins using recombinant DNA technology, monoclonal antibodies or small molecules that may be more effectively treated by gene-based therapies due to their ability to provide a long-term or a localized method of treatment. Our business strategy is to develop multiple gene delivery systems, which we believe will maximize our product opportunities. Using these gene delivery systems, we are developing product candidates across multiple diseases with the belief that gene-based therapies may provide a means to treat disease in ways not currently achievable with traditional pharmaceuticals. We believe that, if successful, we can establish significant market potential for our product candidates. Because there are currently no commercially available gene therapy products, we intend to pursue product development programs to enable us to demonstrate proof of concept and eventually commercialize gene-based therapeutics to address currently unmet medical needs in treating disease. If this is achieved, we believe that the value of our assets can be leveraged into multiple product opportunities.

        The development of pharmaceutical products involves extensive preclinical development, followed by human clinical trials that take several years or more to complete. The length of time required to completely develop any product candidate varies substantially according to the type, complexity and novelty of the product candidate, the degree of involvement by a development partner and the intended use of the product candidate. Our commencement and rate of completion of clinical trials may vary or be delayed for many reasons, including those discussed in the section of this prospectus entitled “Risk Factors.”

        We were incorporated in the state of Washington in 1989. Our executive offices are located at 1100 Olive Way, Suite 100, Seattle, Washington 98101, and our telephone number is (206) 623-7612. In this prospectus, references to Targeted Genetics include our subsidiaries.

        For more information about Targeted Genetics, you should read the accompanying prospectus and the information described in the section of this prospectus entitled “Where You Can Find More Information,” including our consolidated financial statements and related notes.

        In this prospectus, “Targeted Genetics,” “we,” “us” and “our” refer to Targeted Genetics Corporation and its subsidiaries.

RISK FACTORS

        This offering involves a high degree of risk. Before you invest in our common stock, you should carefully read and consider the following risk factors. If any of these risks actually occur, our business, operating results or financial condition could be harmed. This could cause the trading price of our stock to decline, and you could lose all or part of your investment.

Risks Related to Our Business

We expect to continue to operate at a loss and may never become profitable, which could result in a decline in the value of our common stock and a loss of your investment.

        Substantially all of our revenue has been earned under collaborative research and development agreements relating to the development of our potential product candidates. We have incurred, and will continue to incur for the foreseeable future, significant expense to develop our research and development programs, conduct preclinical studies and clinical trials, seek regulatory approval for our product candidates and provide general and administrative support for these activities. As a result, we have incurred significant net losses since inception, and we expect to continue to incur substantial additional losses in the future. As of June 30, 2003, we had an accumulated deficit of approximately $209 million. We may never generate profits and, if we do become profitable, we may be unable to sustain or increase profitability.

All of our product candidates are in early-stage clinical trials or preclinical development, and if we are unable to successfully develop and commercialize our product candidates we will be unable to generate sufficient capital to maintain our business.

        In June 2003, we announced the final results of the initial Phase II clinical trial for our cystic fibrosis candidate. In July 2003, we initiated a confirmatory Phase II clinical trial for this product candidate. We expect to begin initial clinical trials of our AIDS vaccine product candidate by the end of 2003. We expect to submit regulatory filings in the second half of 2003 that support a Phase I clinical trial of our rheumatoid arthritis product candidate. Our product candidates for cancer have been evaluated in Phase I and Phase II clinical trials. We have preclinical development programs for treating hemophilia and cancer. In connection with the operational changes that we implemented in 2002 and the termination of our collaboration with Wyeth in February 2003, we suspended further development of our cancer and hemophilia product development programs. We will not generate any product revenue for at least several years and only then if we can successfully develop and commercialize our product candidates. Commercializing our potential products depends on successful completion of additional research and development and testing, in both preclinical development and clinical trials. Clinical trials may take several years or more to complete. The commencement, cost and rate of completion of our clinical trials may vary or be delayed for many reasons, including the risks discussed elsewhere in this section. If we are unable to successfully complete preclinical and clinical development of some or all of our product candidates in a timely manner, we will be unable to generate sufficient product revenue to maintain our business.

        Even if our potential products succeed in clinical trials and are approved for marketing, these products may never achieve market acceptance. If we are unsuccessful in commercializing our product candidates for any reason, including greater effectiveness or economic feasibility of competing products or treatments, the failure of the medical community or the public to accept or use any products based on gene delivery, inadequate marketing and distribution capabilities or other reasons discussed elsewhere in this section, we will be unable to generate sufficient product revenue to maintain our business.

The regulatory approval process for our product candidates is costly, time-consuming and subject to unpredictable changes and delays, and our product candidates may never receive regulatory approval.

        To our knowledge, no gene therapy products have received regulatory approval for marketing from the U.S. Food and Drug Administration, or FDA, or similar regulatory agencies in other countries. Because our product candidates involve new and unproven technologies, we believe that the regulatory approval process may proceed more slowly compared to clinical trials involving traditional drugs. The FDA and applicable state and foreign regulators must conclude at each stage of clinical testing that our clinical data suggest acceptable levels of safety and efficacy in order for us to proceed to the next stage of clinical trials. In addition, gene therapy clinical trials conducted at institutions that receive funding from the National Institutes of Health, or NIH, are subject to review by the NIH’s Office of Biotechnology Activities Recombinant DNA Advisory Committee, or RAC. Although NIH guidelines do not have regulatory status, the RAC review process can impede the initiation of the trial, even if the FDA has reviewed the trial and approved its initiation. Moreover, before a clinical trial can begin at an NIH-funded institution, that institution’s Institutional Biosafety Committee must review the proposed clinical trial to assess the safety of the trial.

        The regulatory process for our product candidates is costly, time-consuming and subject to unpredictable delays. The clinical trial requirements of the FDA, NIH and other agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use of the potential products. In addition, regulatory requirements governing gene and cell therapy products frequently change. Accordingly, we cannot predict how long it will take or how much it will cost to obtain regulatory approvals for clinical trials or for manufacturing or marketing our potential products. Some or all of our product candidates may never receive regulatory approval. A product candidate that appears promising at an early stage of research or development may not result in a commercially successful product. Our clinical trials may fail to demonstrate the safety and efficacy of a product candidate or a product candidate may generate unacceptable side effects or other problems during or after clinical trials. Should this occur, we may have to delay or discontinue development of the product candidate, and the corporate partner that supports development of that product candidate may terminate its support. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

If we are unable to raise additional capital when needed, we will be unable to conduct our operations and develop our potential products.

        Because internally generated cash flow will not fund development and commercialization of our product candidates, we will require substantial additional financial resources. Our future capital requirements will depend on many factors, including:

•	the3 rate and extent of scientific progress in our research and development programs;

•	the timing, costs and scope of, and our success in, conducting clinical trials, obtaining regulatory approvals and pursuing patent prosecutions;

•	competing technological and market developments;

•	the timing and costs of, and our success in, any commercialization activities and facility terminations or expansions, if and as required; and

•	the existence and/or outcome of any litigation or administrative proceedings involving our intellectual property.

        As of June 30, 2003, we had approximately $24.8 million in cash and cash equivalents. In addition, we expect to receive additional collaborative funding of up to $4.0 million under our collaborations with Biogen, Inc., which ends in September 2003, and IAVI, which ends in December 2003. We believe that our cash and cash equivalents and the funding anticipated under our collaborations will be sufficient to fund our operations through at least the end of 2004. We are pursuing opportunities to obtain additional capital to fund our operations beyond that time. Additional sources of financing could involve one or more of the following:

•	extending or expanding our current collaborations;

•	entering into additional product development collaborations;

•	selling or licensing our technology or product candidates;

•	issuing equity in the public or private markets; or

•	issuing debt.

        Additional funding may be unavailable to us on reasonable terms, if at all.

        The funding that we expect to receive from our collaborative partners depends on continued scientific progress under the collaboration and our collaborative partners’ ability and willingness to continue or extend the collaborations. If we are unable to successfully access additional capital, we may need to scale back, delay or terminate one or more of our cystic fibrosis, arthritis or AIDS vaccine programs, curtail capital expenditures or reduce other operating activities. We may also be required to relinquish some rights to our technology or product candidates or grant licenses on unfavorable terms, either of which would reduce the ultimate value to us of our technology or product candidates.

If we lose our strategic partners or if our collaborative relationships are unsuccessful, we may be unable to develop our potential products.

        A significant portion of our operating expenses is funded through our collaborative agreements with third parties. We have collaborative development agreements with Biogen and IAVI under which we expect to receive approximately $4.0 million in additional funding for research activities to be conducted in 2003. This funding is to reimburse research and development expenses we incur in connection with the applicable development collaboration. If we were to lose the collaborative funding expected from IAVI and were unable to obtain alternative sources of funding for the AIDS vaccine product candidate covered by the collaboration, we may be unable to continue our research and development program for that product candidate. In addition, the loss of significant amounts of collaborative funding could cause the delay, reduction or termination of the related research and development programs, and a reduction in capital expenditures and other operating activities necessary to support general operations. Such a reduction could further impede our ability to develop our product candidates. IAVI has the right to terminate its collaboration or its obligation to provide research funding at any time for scientific or business reasons with 90 days’ notice. Termination of our IAVI collaboration would significantly affect our operating activities.

If our strategic partners terminate or decline to extend our collaborations, we may be unable to develop our potential products.

        Our strategic partners, along with outside scientific consultants and contractors, also perform research, develop technology and processes to advance and augment our internal efforts and provide access to important intellectual property and know-how. Their activities include, for example, clinical evaluation of our product candidates, product development activities performed under our research and development collaborations, research under sponsored research agreements and contract manufacturing services. In addition, collaborations with established pharmaceutical and biotechnology companies and academic, research and public health organizations, particularly those that are leaders in the field, often provide a measure of validation of our product development efforts in the eyes of securities analysts, investors and the medical community. The development of certain of our potential products, and therefore the success of our business, depends on the performance of our strategic partners, consultants and contractors. If they do not dedicate sufficient time or technical resources to the research and development programs for our product candidates or if they do not perform their obligations as expected, we may experience delays in, and may be unable to continue, the preclinical or clinical development of those product candidates. Each of our strategic collaborations and scientific consulting relationships concludes at the end of the term specified in the applicable agreement unless we and our partners agree to extend the relationship. Any of our strategic partners may decline to extend the collaboration, or may be willing to extend the collaboration only with a significantly reduced scope, for a number of scientific or business reasons. Competition for scientific consultants and strategic partners in gene therapy is intense. We may be unable to successfully maintain our existing relationships or establish additional relationships necessary for the development of our product candidates on acceptable terms, if at all. If we are unable to do so, our research and development programs may be delayed or we may lose access to important intellectual property or know-how.

        A significant portion of our research is funded through collaborations with third parties. We have the following active strategic partnerships:

•	a collaboration with IAVI to develop an AIDS vaccine, the development period of which will conclude in December 2003;

•	a collaboration with CF Foundation to fund our current Phase II clinical trial for our product candidate for treating cystic fibrosis; and

•	a multiple-product collaboration with Biogen, the initial development period of which will conclude in September 2003.

        One or all of these strategic partners may choose not to continue the collaboration, or may choose to terminate the collaboration at any time. As a result, the development of the affected product candidate could be delayed or terminated.

If we do not attract and retain qualified personnel, we may be unable to develop and commercialize some of our potential products.

        Our future success depends in large part on our ability to attract and retain key technical and management personnel. All of our employees, including our executive officers, can terminate their employment with us at any time. We have programs in place designed to retain personnel, including competitive compensation packages and programs to create a positive work environment. Other companies, research and academic institutions and other organizations in our field compete intensely for employees, however, and we may be unable to retain our existing personnel or attract additional qualified employees and consultants. If we experience significant turnover or difficulty in recruiting new personnel, our research and development of product candidates could be delayed and we could experience difficulty in generating sufficient revenue to maintain our business.

If we are unable to obtain and maintain licenses for necessary third-party technology on acceptable terms or to develop alternative technology, we may be unable to develop and commercialize our product candidates.

        We have entered into license agreements, both exclusive and nonexclusive, that give us and our partners rights to use technologies owned or licensed by commercial and academic organizations in the research, development and commercialization of our potential products. For example, we have licensed several issued and pending patents for the gene used in our cancer product development programs, the vector and gene delivered in our product candidate for cystic fibrosis and the processes that we use to manufacture our AAV-based product candidates. If we are unable to maintain our current licenses for third-party technology or, if necessary, obtain additional licenses on acceptable terms, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates. In addition, the license agreements for technology for which we hold exclusive licenses, such as the license for part of the process that we use to manufacture our AAV-based product candidates, typically contain provisions requiring us to meet minimum development milestones in order to maintain the license on an exclusive basis. If we do not meet these requirements, our licensor may convert the license to a nonexclusive license or terminate the license.

        In many cases, patent prosecution of our licensed technology is controlled solely by the licensor. If our licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property we license from them, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, and our competitors could market competing products using the intellectual property. Licensing of intellectual property critical to our business involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in our industry. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our strategic partners; and

•	the priority of invention of patented technology.

        If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

The success of our clinical trials and preclinical studies may not be indicative of results in a large number of patients or long-term efficacy.

        The successful results of our technology in preclinical studies using animal models may not be predictive of the results that we will see in our clinical trials. In addition, results in early-stage clinical trials are based on limited numbers of patients. Our reported progress and results from our early phases of clinical testing of our product candidates may not be indicative of progress or results that will be achieved from larger populations, which could be less favorable. Moreover, we do not know if the favorable results we have achieved in clinical trials will have a lasting effect. If a larger group of patients does not experience positive results, or if any favorable results do not demonstrate a lasting effect, our product candidate for cystic fibrosis, or any other potential products that we advance to clinical trials, may not receive approval from the FDA for further clinical trials or commercialization. Any report of clinical trial results that are below the expectations of financial analysts or investors could result in a decline in our stock price.

Failure to recruit patients could delay or prevent clinical trials of our potential products, which could delay or prevent the development of potential products.

        Identifying and qualifying patients to participate in clinical trials of our potential products is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates. We have experienced delays in our clinical trials, and we may experience similar delays in the future. If patients are unwilling to participate in our gene therapy trials because of negative publicity from adverse events in the biotechnology or gene therapy industries or for other reasons, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of potential products will be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We may be unable to adequately protect our proprietary rights domestically or overseas, which may limit our ability to successfully market any product candidates.

        Our success substantially depends on our ability to protect our proprietary rights and operate without infringing on the proprietary rights of others. We own or license patents and patent applications, and may need to license additional patents, for genes, processes, practices and techniques critical to our present and potential product candidates. If we fail to obtain and maintain patent or other intellectual property protection for this technology, our competitors could market competing products using those genes, processes, practices and techniques. The patent process takes several years and involves considerable expense. In addition, patent applications and patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents and the scope of any patent may be reduced both before and after the patent is issued. Even if we secure a patent, the patent may not provide significant protection and may be circumvented or invalidated.

        We also rely on unpatented proprietary technology and technology that we have licensed on a nonexclusive basis. While we take precautions to protect our proprietary unpatented technology, we may be unable to meaningfully protect this technology from unauthorized use or misappropriation by a third party. Our competitors could also obtain rights to our nonexclusively licensed proprietary technology. In any event, other companies may independently develop substantially equivalent proprietary information and techniques. If our competitors develop and market competing products using our unpatented or nonexclusively licensed proprietary technology or substantially similar technology, our products, if successfully developed, could suffer a reduction in sales or be forced out of the market.

Litigation involving intellectual property, product liability or other claims and product recalls could strain our resources, subject us to significant liability, damage our reputation or result in the invalidation of our proprietary rights.

        As the biotechnology and gene therapy industries expand, the risk increases that others may claim that our processes and potential products infringe on their patents. In addition, administrative proceedings, litigation or both may be necessary to enforce our intellectual property rights or determine the rights of others. Defending or pursuing these claims, regardless of their merit, would be costly and would likely divert management’s attention and resources away from our operations. If there were to be an adverse outcome in litigation or an interference proceeding, we could face potential liability for significant damages or be required to obtain a license to the patented process or technology at issue, or both. If we are unable to obtain a license on acceptable terms, or to develop or obtain alternative technology or processes, we may be unable to manufacture or market any product or potential product that uses the affected process or technology.

        Clinical trials and the marketing of any potential products may expose us to liability claims resulting from the testing or use of our products. Gene therapy treatments are new and unproven, and potential known and unknown side effects of gene therapy may be serious and potentially life-threatening. Product liability claims may be made by clinical trial participants, consumers, healthcare providers or other sellers or users of our products. Although we currently maintain liability insurance, the costs of product liability and other claims against us may exceed our insurance coverage. In addition, we may require increased liability coverage as additional product candidates are used in clinical trials and commercialized. Liability insurance is expensive and may not continue to be available on acceptable terms. A product liability or other claim or product recall not covered by or exceeding our insurance coverage could significantly harm our financial condition. In addition, adverse publicity resulting from a product recall or a liability claim against us, one of our partners or another gene therapy company could significantly harm our reputation and make it more difficult to obtain the funding and collaborative partnerships necessary to maintain our business.

If we do not develop adequate manufacturing, sales, marketing and distribution capabilities, either alone or with our business partners, we will be unable to generate sufficient product revenue to maintain our business.

        We currently do not have the capacity to manufacture large-scale commercial quantities of our potential products. To do so, we will need to expand or improve our current facilities and staff or supplement them through the use of contract providers. If we are unable to obtain and maintain the necessary manufacturing capabilities, either alone or through third parties, we will be unable to manufacture our potential products in quantities sufficient to sustain our business. Moreover, we are unlikely to become profitable if we, or our contract providers, are unable to manufacture our potential products in a cost-effective manner.

        In addition, we have no experience in sales, marketing and distribution. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. We intend to enter into collaborations with strategic partners to utilize their mature marketing and distribution capabilities, but we may be unable to enter into marketing and distribution agreements on favorable terms, if at all. If our current or future collaborative partners do not commit sufficient resources to timely marketing and distributing our future products, if any, and we are unable to develop the necessary marketing and distribution capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business.

Post-approval manufacturing or product problems or failure to satisfy applicable regulatory requirements could prevent or limit our ability to market our products.

        Commercialization of any products will require continued compliance with FDA and other federal, state and local regulations. For example, our current manufacturing facility, which is designed for manufacturing our AAV vectors for clinical and development purposes, is subject to the Good Manufacturing Practices requirements and other regulations of the FDA, as well as to other federal, state and local regulations such as the Occupational Health and Safety Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and the Environmental Protection Act. Any future manufacturing facilities that we may construct for large-scale commercial production will also be subject to regulation. We may be unable to obtain regulatory approval for or maintain in operation this or any other manufacturing facility. In addition, we may be unable to attain or maintain compliance with current or future regulations relating to manufacture, safety, handling, storage, record keeping or marketing of potential products. If we fail to comply with applicable regulatory requirements or discover previously unknown manufacturing, contamination, product side effects or other problems after we receive regulatory approval for a potential product, we may suffer restrictions on our ability to market the product or be required to withdraw the product from the market.

Risks Related to Our Industry

Adverse events in the field of gene therapy could damage public perception of our potential products and negatively affect governmental approval and regulation.

        Public perception of our product candidates could be harmed by negative events in the field of gene therapy. For example, in late 2002, two patients in a French academic clinical study being treated for x-linked severe combined immunodeficiency in a gene therapy trial using a retroviral vector acquired leukemia. Patient deaths, related and unrelated to gene therapy, have occurred in other clinical trials. These adverse events and the resulting publicity, as well as any other adverse events in the field of gene therapy that may occur in the future, could result in a decrease in demand for any products that we may develop. The commercial success of our product candidates will depend in part on public acceptance of the use of gene therapy for preventing or treating human diseases. If public perception is influenced by claims that gene therapy is unsafe, our product candidates may not be accepted by the general public or the medical community. For example, there is concern regarding the potential safety and efficacy of gene therapy products. The public and the medical community may conclude that our technology is unsafe. Moreover, to the extent that unfavorable publicity or negative public perception arising from other biotechnology-related fields such as human cloning and stem-cell research are linked in the public mind to gene therapy, our industry will be harmed.

        Future adverse events in, or negative public perception regarding, gene therapy or the biotechnology industry could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approval of our potential products. Any increased scrutiny could delay or increase the costs of our product development efforts or clinical trials.

Our use of hazardous materials exposes us to liability risks and regulatory limitations on their use, either of which could reduce our ability to generate product revenue.

        Our research and development activities involve the controlled use of hazardous materials, including chemicals, biological materials and radioactive compounds. Our safety procedures for handling, storing and disposing of these materials must comply with federal, state and local laws and regulations, including, among others, those relating to solid and hazardous waste management, biohazard material handling, radiation and air pollution control. We may be required to incur significant costs in the future to comply with environmental or other applicable laws and regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from hazardous materials. If a hazardous material accident were to occur, we could be held liable for any resulting damages, and this liability could exceed our financial resources. Accidents unrelated to our operations could cause federal, state or local regulatory agencies to restrict our access to hazardous materials needed in our research and development efforts, which could result in delays in our research and development programs. Paying damages or experiencing delays caused by restricted access could reduce our ability to generate revenue and make it more difficult to fund our operations.

The intense competition and rapid technological change in our market may result in pricing pressures and failure of our potential products to achieve market acceptance.

        We face increasingly intense competition from a number of commercial entities and institutions that are developing gene therapy and cell therapy technologies. Our competitors include early-stage and more established gene delivery companies, other biotechnology companies, pharmaceutical companies, universities, research institutions and government agencies developing gene therapy products or other biotechnology-based therapies designed to treat the diseases on which we focus. We also face competition from companies using more traditional approaches to treating human diseases, such as surgery, medical devices and pharmaceutical products. In addition, we compete with other companies to acquire products or technology from research institutions or universities. Many of our competitors have substantially more financial and infrastructure resources and larger research and development staffs than we do. Many of our competitors also have greater experience and capabilities than we do in:

•	research and development;

•	clinical trials;

•	obtaining FDA and other regulatory approvals;

•	manufacturing; and

•	marketing and distribution.

        In addition, the competitive positions of other companies, institutions and organizations, including smaller competitors, may be strengthened through collaborative relationships. Consequently, our competitors may be able to develop, obtain patent protection for, obtain regulatory approval for, or commercialize new products more rapidly than we do, or manufacture and market competitive products more successfully than we do. This could limit the prices we could charge for the products that we are able to market or result in our products failing to achieve market acceptance.

        Gene therapy is a rapidly evolving field and is expected to continue to undergo significant and rapid technological change and competition. Rapid technological development by our competitors, including development of technologies, products or processes that are more effective or more economically feasible than those we have developed, could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

Healthcare reform measures and the unwillingness of third-party payors to provide adequate reimbursement for the cost of our products could impair our ability to successfully commercialize our potential products and become profitable.

        Sales of medical products and treatments substantially depend, both domestically and abroad, on the availability of reimbursement to the consumer from third-party payors. Our potential products may not be considered cost-effective by third-party payors, who may not provide coverage at the price set for our products, if at all. If purchasers or users of our products are unable to obtain adequate reimbursement, they may forego or reduce their use of our products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

        Increasing efforts by governmental and third-party payors, such as Medicare, private insurance plans and managed care organizations, to cap or reduce healthcare costs will affect our ability to commercialize our product candidates and become profitable. We believe that third-party payors will attempt to reduce healthcare costs by limiting both coverage and level of reimbursement for new products approved by the FDA. There have been and will continue to be a number of federal and state proposals to implement government controls on pricing, the adoption of which could affect our ability to successfully commercialize our product candidates. Even if the government does not adopt any such proposals or reforms, their announcement could impair our ability to raise capital.

Risks Related to Our Common Stock

Concentration of ownership of our common stock may give certain shareholders significant influence over our business and the ability to disproportionately affect our stock price.

        A significant number of shares of our common stock are held by a small number of investors, including holdings by Biogen of approximately 9.6 million shares and holdings by Elan International Services, Ltd., or Elan, and its affiliates of approximately 2.5 million shares of common stock. Elan also holds convertible debt and equity securities that, if converted, would result in Elan holding approximately 8.3 million additional shares. This concentration of stock ownership may allow these shareholders to exercise significant control over our strategic decisions and block, delay or substantially influence all matters requiring shareholder approval, such as:

•	election of directors;

•	amendment of our charter documents; or

•	approval of significant corporate transactions, such as a change of control of Targeted Genetics.

The interests of these shareholders may conflict with the interests of other holders of our common stock with regard to such matters. Furthermore, this concentration of ownership of our common stock could allow these shareholders to delay, deter or prevent a third party from acquiring control of Targeted Genetics at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.

Market fluctuations or volatility could cause the market price of our common stock to decline and limit our ability to raise capital.

        The stock market in general and the market for biotechnology-related companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. The market price of the securities of biotechnology companies, particularly companies such as ours without earnings and product revenue, has been highly volatile and is likely to remain so in the future. We believe that in the past, similar levels of volatility have contributed to the decline in the market price of our common stock, and may do so again in the future. Recently, trading volumes of our common stock increased dramatically, resulting in a volatile market price for our common stock. In addition, the trading price of our common stock could decline significantly as a result of sales of a substantial number of shares of our common stock, or the perception that significant sales could occur. In the past, securities class action litigation has been brought against companies that experience volatility in the market price of their securities. Market fluctuations in the price of our common stock could also adversely affect our collaborative opportunities and our future ability to sell equity securities at a price we deem appropriate. As a result, you could lose all or part of your investment.

Our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

        To meet all or a portion our long-term funding requirements, we may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of equity securities will dilute the ownership of our existing shareholders. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to market price. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of common stock offered by this prospectus for additional working capital and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses and technologies. Until we have used the net proceeds, we may invest them in short-term marketable securities.

PLAN OF DISTRIBUTION

Distributions by the Company

        We may sell the common stock offered by this prospectus in one or more transactions

•	to or through underwriters;

•	through dealers, agents or institutional investors;

•	directly to purchasers; or

•	through a combination of these methods.

        We may sell the common stock at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Each time we sell common stock in a particular offering, we will provide a prospectus supplement or, if required, amend this prospectus, to disclose the following information with respect to that offering:

•	the material terms of the distribution, including the number of shares and the consideration to be paid;

•	the identity of any underwriters, dealers, agents or purchasers that will purchase the common stock;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

•	the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of the common stock; and

•	the terms of any indemnification provisions.

        Underwriters, dealers, agents or other purchasers may sell the common stock at a fixed price or prices that may change, at prices set at or relating to prevailing market prices or at negotiated prices.

Underwriters

        We may sell all or a portion of the shares offered by this prospectus in one or more transactions to or through underwriters. In connection with the sale of our common stock, underwriters, dealers or agents may receive compensation from us, or from the purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers, agents or purchasers that participate in the distribution of the common stock, and any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock, are “underwriters” under the Securities Act of 1933, or the Securities Act. Any discounts or commissions they receive and any profit on the resale of the common stock they receive constitute underwriting discounts and commissions under the Securities Act. Any person deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

        Only underwriters named in the amended prospectus, if any, will be underwriters of the common stock offered through that amended prospectus. Any underwriters used in an offering will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Agents; Direct Sales

        We may designate agents to distribute the common stock offered by this prospectus. Unless the applicable prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment. We may authorize dealers or other persons acting as our agents to solicit offers by institutional investors to purchase the common stock from us under contracts that provide for payment and delivery on a future date. We may enter into agreements directly with purchasers that provide for the sale of the common stock over a period of time by means of draw-downs at our election, which the purchaser would be obligated to accept under specified conditions. Under a draw-down agreement, we may sell common stock at a per-share purchase price discounted from the market price of our common stock. We may also enter into agreements for sales of common stock based on combinations of or variations from these methods. We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we will pay. Agents and underwriters may also engage in transactions with us or perform services for us in the ordinary course of business.

Stabilization Activities

        In connection with a firm commitment underwritten offering of our common stock, underwriters and purchasers that are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. For example, they may

•	over-allot in connection with the offering, creating a syndicate short position for their own account;

•	bid for and purchase our common stock in the open market to cover short positions or to stabilize the price of our common stock; or

•

reclaim selling concessions allowed for distributing our common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price above independent market levels. These activities may be conducted only in conjunction with a firm commitment underwritten offering. Underwriters are not required to engage in these activities and may terminate any such activity at any time. In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts. Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the common stock. These provisions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Indemnification

We may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the common stock offered by this prospectus, including liabilities under the Securities Act. We may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement contain forward-looking statements, which provide information regarding our current expectations, plans, objectives and forecasts of future events. Forward-looking statements include, without limitation:

•	statements about our product development and commercialization goals and expectations;

•	potential market opportunities;

•	our plans for and anticipated results of our clinical development activities;

•	the potential advantage of our product candidates;

•	statements about our future capital requirements, the sufficiency of our capital resources to meet those requirements and the expected composition of our capital resources; and

•	other statements that are not historical facts.

        Words such as “may,” “will,” “believe,” “estimate,” “anticipate,” “plan,” “expect” and “intend,” or statements concerning “potential” or “opportunity” and similar expressions or the negative thereof, may identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements are based on the judgment of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Our actual results could differ materially from those stated in or implied by forward-looking statements for a number of reasons, including the risks described in the sections of this prospectus and the applicable prospectus supplement entitled “Risk Factors.” Other factors besides those described in this prospectus and the applicable prospectus supplement could also affect actual results.

        You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus or the applicable prospectus supplement. We undertake no obligation to publicly revise any forward-looking statement to reflect new information, events or circumstances or to conform the statement to actual results or changes in our expectations. You should, however, review the factors, risks and other information we provide in the reports we file from time to time with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act relating to the common stock being offered by this prospectus. As permitted by the SEC rules, this prospectus omits some information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to incorporate by reference into this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

        1.    Our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 1, 2003.

        2.    Our annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 27, 2003;

        3.    Our current reports on Form 8-K filed with the SEC on July 31, 2003, July 22, 2003, July 17, 2003, June 23, 2003, June 18, 2003, June 13, 2003, June 10, 2003, May 6, 2003, April 7, 2003, and January 8, 2003;

        4.    Our definitive proxy statement dated April 7, 2003, relating to our May 8, 2003 annual meeting of shareholders; and

        5.    The description of our common stock contained in our registration statements on Form 8-A filed on April 26, 1994 and October 22, 1996 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

        We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Item 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus

        Upon request, we will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference into this prospectus or the applicable prospectus supplement. Please direct your request, either in writing or by telephone, to the Secretary, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612.

        You may also inspect and copy the registration statement and other documents that we have filed with the SEC, at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement and other documents we have filed with the SEC are publicly available through the SEC’s web site at http://www.sec.gov or through our website at www.targetedgenetics.com.

LEGAL MATTERS

        Dorsey & Whitney LLP, Seattle, Washington has provided us with an opinion regarding the validity of the shares of common stock to be offered by this prospectus.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table lists the costs and expenses payable by the registrant in connection with the issuance and sale of the common stock covered by this registration statement. All amounts shown are estimates, except the SEC registration fee.

Amount To be Paid

SEC registration fee	$ 1,661
Nasdaq fee	22,500
Printing and engraving expenses	5,000
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees	10,000
Miscellaneous expenses	10,839

Total	$100,000

Item 15.    Indemnification of Directors and Officers

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 10 of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The registrant maintains a liability insurance policy for this purpose.

        Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 11 of the registrant's articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director's liability to the registrant and its shareholders.

        The registrant has entered into indemnification agreements with some of its officers and directors, in which the registrant has agreed to hold harmless and indemnify each such officer or director to the fullest extent permitted by Washington law. Under these indemnification agreements, the officer or director is not indemnified for any action, suit, claim or proceeding instituted by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the registrant's board of directors or unless the action is to enforce the provisions of the indemnification agreements. No indemnity pursuant to the indemnification agreements may be provided by the registrant on account of any suit in which a final, unappealable judgment is rendered against an executive officer or director for an accounting of profits made from the purchase or sale by the executive officer or director of the registrant's securities in violation of the provisions of Section 16(b) of the Exchange Act, or for damages that have been paid directly to the executive officer or director by an insurance carrier under the directors' and officers' liability insurance policy maintained by the registrant.

Item 16.     Exhibits

Number	Description

1.1	Form of Underwriting Agreement(s)*
5.1	Opinion of Dorsey & Whitney LLP regarding the legality of the shares being registered
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)

_________________

*	If the registrant enters into any underwriting agreements, the registrant will file the agreements(s) in an amendment to this registration statement or in a report on Form 8-K, in accordance with Item 601 of Regulation S-K.

Item 17.    Undertakings

A.     The undersigned registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

           (iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

       (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the 7th day of August, 2003.

TARGETED GENETICS CORPORATION By: /s/ H. Stewart Parker H. Stewart Parker President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints H. Stewart Parker and Todd Simpson, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission. Each such person grants to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that the attorneys-in-fact and agents or either of them, or her, his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ H. Stewart Parker H. Stewart Parker	President, Chief Executive Officer (Principal Executive Officer)	August 7, 2003

/s/ Todd E. Simpson Todd E. Simpson	Chief Financial Officer, Vice President, Finance & Administration (Principal Financial Officer and Accounting Officer)	August 7, 2003

/s/ Jeremy L. Curnock Cook Jeremy L. Curnock Cook	Chairman of the Board	August 7, 2003

/s/ Jack L. Bowman /s/ Jack L. Bowman	Director	August 7, 2003

/s/ Joseph M. Davie Joseph M. Davie	Director	August 7, 2003

/s/ Louis P. Lacasse Louis P. Lacasse	Director	August 7, 2003

/s/ Nelson L. Levy, Ph.D., M.D. Nelson L. Levy, Ph.D., M.D.	Director	August 7, 2003

/s/ Mark P. Richmond, Ph.D. Mark P. Richmond, Ph.D.	Director	August 7, 2003

TARGETED GENETICS CORPORATION

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Dorsey & Whitney LLP regarding the legality of the shares being registered
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)